Exhibit 99.1
Aptar Reports Third Quarter 2024 Results
Crystal Lake, Illinois, October 24, 2024 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported strong third quarter results due to solid operational performance and margin improvement across the company. Results were driven by growth in proprietary drug delivery systems, as well as increased demand for closure technologies. Reported sales and core sales increased by 2%, as currency and acquisition effects did not impact the quarter. Aptar reported net income of $100 million for the quarter, a 19% increase from the prior year.
“Aptar delivered another strong quarter driven by our Pharma and Closures segments. We saw increased demand for our proprietary drug delivery systems, active material science solutions and closure technologies, especially for food applications. The Beauty segment saw growth in the personal care and home care markets, but it was not enough to offset tough comparisons from tooling and fragrance dispensing solutions from the prior year period. All three segments continued to demonstrate solid operational performance and margin improvement. We are proud of the strong results and progress we have made for the first nine months of the year and are positioned to achieve double-digit adjusted EPS growth for the full year,” said Stephan B. Tanda, Aptar President and CEO.
Third Quarter 2024 Highlights
•Reported and core sales increased 2%
•Reported earnings per share increased 17% to $1.48 and adjusted earnings per share increased 6% to $1.49
•Reported net income of $100 million increased 19% and adjusted EBITDA increased 8% from the prior year to $208 million, delivering an adjusted EBITDA margin of 23%, which is at the high end of the long-term target range
•Pharma segment delivered reported sales growth of 8% and core sales growth of 7% with continued demand for proprietary drug delivery systems, which grew double digits in the quarter
•Closures segment achieved a solid quarter, with sales and margins within its long-term target ranges
•Earlier this month, closed the previously announced joint venture transaction in China, following regulatory approvals, strengthening dispensing technology footprint

First Nine Months 2024 Highlights
•Double-digit earnings per share growth over the prior year period
•Net cash provided by operations increased to $465 million compared to $356 million in the prior year period
•Free cash flow increased to $255 million compared to $124 million in the prior year
Third Quarter Results
For the quarter ended September 30, 2024, reported sales increased 2% to $909 million compared to $893 million in the prior year. Core sales, which were not impacted by currency exchange rates and acquisitions, increased 2%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	8%	(7)%	3%	2%
Currency Effects (1)	(1)%	1%	1%	0%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	7%	(6)%	4%	2%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar Pharma’s reported sales increased 8% from the prior year quarter and core sales were up 7%. The segment’s strong performance was driven by continued demand for proprietary drug delivery systems, which grew double digits in the quarter after growing double digits in the prior year period. Growth in the third quarter was driven by allergy, emergency medicine and central nervous system therapeutics, as well as growing royalty revenues, boosting margins to 36%, which is at the top end of the long-term range. The Active Material Science division also grew double digits, with demand increasing across a number of end markets.
Aptar Beauty’s reported sales decreased 7%, and including currency effects core sales were down 6% compared to the prior year quarter. Approximately 4% of the decline in core sales can be attributed to lower tooling sales, with less favorable product mix contributing the remaining 2% of the decline. While revenue increased from the personal care and home care markets, this increase could not offset the challenging comparisons from prestige fragrance sales in the prior year period. Sales in North America improved progressively, while the Chinese beauty market remains soft. Margins were up year over year for Beauty, with improved operational performance and cost management remaining important points of focus for the segment.
Aptar Closures’ reported sales increased 3% from the prior year quarter and the segment’s core sales increased 4%. The increase in core sales was driven mainly by demand for closures in the food end market. Closures delivered a solid quarter and was within its long-term target ranges for both core sales and adjusted EBITDA margins. The segment’s margins increased by nearly 200 basis points over the prior year quarter, due to increased plant utilization and ongoing cost containment efforts.
Aptar reported third quarter earnings per share of $1.48, an increase of 17%, compared to $1.26 during the same period a year ago. Third quarter adjusted earnings per share, excluding restructuring charges and the unrealized gains or losses on an equity investment, were $1.49, an increase of 6%, compared to $1.40 in the prior year, including comparable exchange rates. The third quarter had an effective tax rate of 24% compared to the prior year period effective tax rate of 23%.
Year-To-Date Results
For the nine months ended September 30, 2024, reported sales increased 3% to $2.73 billion compared to $2.65 billion in the prior year. Core sales, which were not impacted by currency exchange rates and acquisitions, also increased 3%.

Nine Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	9%	(3)%	1%	3%
Currency Effects (1)	0%	0%	1%	0%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	9%	(3)%	2%	3%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the nine months ended September 30, 2024, Aptar’s reported earnings per share were $4.05, an increase of 22%, compared to $3.32 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $4.12 and increased 15% from prior year adjusted earnings per share of $3.58, including comparable exchange rates. The current year had an effective tax rate of 23% comparable to the prior year period effective tax rate of 25%.

Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking to the fourth quarter, we anticipate a solid finish to a strong year. The top line is expected to grow in the fourth quarter, even with some customers having indicated seasonal inventory right-sizing in the beauty and cough & cold end markets. Our pharma business should finish full year 2024 within its core sales long-term target range of 7-11%, driven by demand for allergy medication, emergency medicine and central nervous system therapies. The segment will deliver solid, double-digit adjusted EBITDA growth in 2024 due in part to sales of higher value products and royalties. Our Closures segment has returned to growth and we expect a strong finish to 2024, with healthy adjusted EBITDA margin improvements over the prior year. Beauty is battling a tough macro environment but continues to focus on the bottom line. Innovation, cost mitigation, improved operational leverage and accelerating efficiencies remain key priorities for our teams.”
Aptar currently expects earnings per share for the fourth quarter of 2024, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.22 to $1.30. This guidance is based on an effective tax rate range of 20% to 22% with a comparable adjusted prior year effective tax rate of 24%. The earnings per share guidance range is based on spot rates at the end of September for all currencies. Based on the fourth quarter guidance, full year adjusted EPS would be in the range of $5.34 to $5.42, a double-digit increase over full year 2023.
Share Repurchase Authorization and Cash Dividend
As previously reported, Aptar’s Board of Directors authorized the repurchase of $500 million of the Company’s common stock. This new authorization replaces all previous authorizations. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions. The Board also approved the quarterly cash dividend of $0.45 per share. The payment date is November 14, 2024, to stockholders of record as of October 24, 2024. During the third quarter, Aptar repurchased 95 thousand shares for approximately $14 million.
Open Conference Call
There will be a conference call held on Friday, October 25, 2024 at 8:00 a.m. Central Time to discuss the company’s third quarter results for 2024. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Adjusted EBITDA is defined as earnings before net interest, taxes, depreciation, amortization, restructuring initiatives, acquisition-related costs, net unrealized investment gains and losses related to observable market price changes on equity securities and other special items. Adjusted EBITDA margin is adjusted EBITDA divided by reported net sales. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the recent events in the Middle East and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our fixed cost reduction initiatives, including our optimization initiative; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Sales	$909,291	$892,997	$2,734,802	$2,648,970
Cost of Sales (exclusive of depreciation and amortization shown below)	558,511	566,691	1,708,707	1,697,824
Selling, Research & Development and Administrative	141,604	138,137	443,714	427,488
Depreciation and Amortization	67,015	62,686	196,332	184,212
Restructuring Initiatives	3,864	6,161	9,659	19,628
Operating Income	138,297	119,322	376,390	319,818
Other Income (Expense):
Interest Expense	(12,290)	(9,984)	(32,526)	(29,900)
Interest Income	3,022	946	9,022	2,266
Net Investment Gain (Loss)	1,043	(1,240)	1,495	1,839
Equity in Results of Affiliates	(77)	1,002	(168)	1,514
Miscellaneous Income (Expense), net	1,136	3	(518)	(1,341)
Income before Income Taxes	131,131	110,049	353,695	294,196
Provision for Income Taxes	31,209	25,751	80,382	72,265
Net Income	$99,922	$84,298	$273,313	$221,931
Net Loss (Gain) Attributable to Noncontrolling Interests	117	(2)	284	201
Net Income Attributable to AptarGroup, Inc.	$100,039	$84,296	$273,597	$222,132
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.51	$1.28	$4.13	$3.39
Diluted	$1.48	$1.26	$4.05	$3.32

Average Numbers of Shares Outstanding:
Basic	66,445	65,707	66,274	65,550
Diluted	67,716	67,035	67,574	66,865

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
ASSETS

Cash and Equivalents	$325,524	$223,643
Short-term Investments	2,387	—
Accounts and Notes Receivable, Net	698,989	677,822
Inventories	488,540	513,053
Prepaid and Other	150,164	134,761
Total Current Assets	1,665,604	1,549,279
Property, Plant and Equipment, Net	1,505,209	1,478,063
Goodwill	968,293	963,418
Other Assets	486,109	461,130
Total Assets	$4,625,215	$4,451,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$253,112	$458,220
Accounts Payable, Accrued and Other Liabilities	773,540	793,089
Total Current Liabilities	1,026,652	1,251,309
Long-Term Obligations	822,731	681,188
Deferred Liabilities and Other	222,191	198,095
Total Liabilities	2,071,574	2,130,592

AptarGroup, Inc. Stockholders' Equity	2,539,009	2,306,824
Noncontrolling Interests in Subsidiaries	14,632	14,474
Total Stockholders' Equity	2,553,641	2,321,298

Total Liabilities and Stockholders' Equity	$4,625,215	$4,451,890

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended September 30, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$909,291	$420,594	$302,859	$185,838	$—	$—

Reported net income	$99,922
Reported income taxes	31,209
Reported income before income taxes	131,131	120,243	17,839	18,042	(15,725)	(9,268)
Adjustments:
Restructuring initiatives	3,864	564	1,962	877	461
Curtailment gain related to restructuring initiatives	(1,851)	—	—	(1,851)	—
Net investment gain	(1,043)	—	—	—	(1,043)
Adjusted earnings before income taxes	132,101	120,807	19,801	17,068	(16,307)	(9,268)
Interest expense	12,290					12,290
Interest income	(3,022)					(3,022)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	141,369	120,807	19,801	17,068	(16,307)	—
Depreciation and amortization	67,015	30,787	20,420	14,912	896
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$208,384	$151,594	$40,221	$31,980	$(15,411)	$—

Reported net income margins (Reported net income / Reported Net Sales)	11.0%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	22.9%	36.0%	13.3%	17.2%

	Three Months Ended September 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$892,997	$389,188	$323,980	$179,829	$—	$—

Reported net income	$84,298
Reported income taxes	25,751
Reported income before income taxes	110,049	108,113	17,415	11,647	(18,088)	(9,038)
Adjustments:
Restructuring initiatives	6,161	92	2,880	3,098	91
Net investment loss	1,240	—	—	—	1,240
Realized gain on investments included in net investment loss above	4,188	—	—	—	4,188
Adjusted earnings before income taxes	121,638	108,205	20,295	14,745	(12,569)	(9,038)
Interest expense	9,984					9,984
Interest income	(946)					(946)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	130,676	108,205	20,295	14,745	(12,569)	—
Depreciation and amortization	62,686	28,139	20,775	12,862	910
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$193,362	$136,344	$41,070	$27,607	$(11,659)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.7%	35.0%	12.7%	15.4%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Nine Months Ended September 30, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$2,734,802	$1,242,420	$951,666	$540,716	$—	$—

Reported net income	$273,313
Reported income taxes	80,382
Reported income before income taxes	353,695	335,409	57,808	42,883	(58,901)	(23,504)
Adjustments:
Restructuring initiatives	9,659	653	5,871	2,530	605
Curtailment gain related to restructuring initiatives	(1,851)	—	—	(1,851)	—
Net investment gain	(1,495)	—	—	—	(1,495)
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	360,148	336,062	63,819	43,562	(59,791)	(23,504)
Interest expense	32,526					32,526
Interest income	(9,022)					(9,022)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	383,652	336,062	63,819	43,562	(59,791)	—
Depreciation and amortization	196,332	89,198	62,174	42,697	2,263
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$579,984	$425,260	$125,993	$86,259	$(57,528)	$—

Reported net income margins (Reported net income / Reported Net Sales)	10.0%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.2%	34.2%	13.2%	16.0%

	Nine Months Ended September 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$2,648,970	$1,135,934	$979,956	$533,080	$—	$—

Reported net income	$221,931
Reported income taxes	72,265
Reported income before income taxes	294,196	288,603	46,643	39,174	(52,590)	(27,634)
Adjustments:
Restructuring initiatives	19,628	1,657	12,650	4,060	1,261
Net investment gain	(1,839)	—	—	—	(1,839)
Realized gain on investments included in net investment gain above	4,188	—	—	—	4,188
Transaction costs related to acquisitions	255	—	199	56	—
Adjusted earnings before income taxes	316,428	290,260	59,492	43,290	(48,980)	(27,634)
Interest expense	29,900					29,900
Interest income	(2,266)					(2,266)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	344,062	290,260	59,492	43,290	(48,980)	—
Depreciation and amortization	184,212	81,248	61,883	38,097	2,984	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$528,274	$371,508	$121,375	$81,387	$(45,996)	$—

Reported net income margins (Reported net income / Reported Net Sales)	8.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.9%	32.7%	12.4%	15.3%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Income before Income Taxes	$131,131	$110,049	$353,695	$294,196

Adjustments:
Restructuring initiatives	3,864	6,161	9,659	19,628
Curtailment gain related to restructuring initiatives	(1,851)	—	(1,851)	—
Net investment (gain) loss	(1,043)	1,240	(1,495)	(1,839)
Realized gain on investments included in net investment (gain) loss above	—	4,188	—	4,188
Transaction costs related to acquisitions	—	—	140	255
Foreign currency effects (1)		1,261		1,491
Adjusted Earnings before Income Taxes	$132,101	$122,899	$360,148	$317,919

Provision for Income Taxes	$31,209	$25,751	$80,382	$72,265

Adjustments:
Restructuring initiatives	1,013	1,611	2,471	5,170
Curtailment gain related to restructuring initiatives	(478)	—	(478)	—
Net investment (gain) loss	(255)	304	(366)	(450)
Realized gain on investments included in net investment (gain) loss above	—	1,026	—	1,026
Transaction costs related to acquisitions	—	—	35	65
Foreign currency effects (1)		295		366
Adjusted Provision for Income Taxes	$31,489	$28,987	$82,044	$78,442

Net Loss (Income) Attributable to Noncontrolling Interests	$117	$(2)	$284	$201

Net Income Attributable to AptarGroup, Inc.	$100,039	$84,296	$273,597	$222,132

Adjustments:
Restructuring initiatives	2,851	4,550	7,188	14,458
Curtailment gain related to restructuring initiatives	(1,373)	—	(1,373)	—
Net investment (gain) loss	(788)	936	(1,129)	(1,389)
Realized gain on investments included in net investment (gain) loss above	—	3,162	—	3,162
Transaction costs related to acquisitions	—	—	105	190
Foreign currency effects (1)		966		1,125
Adjusted Net Income Attributable to AptarGroup, Inc.	$100,729	$93,910	$278,388	$239,678

Average Number of Diluted Shares Outstanding	67,716	67,035	67,574	66,865

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.48	$1.26	$4.05	$3.32

Adjustments:
Restructuring initiatives	0.04	0.07	0.11	0.22
Curtailment gain related to restructuring initiatives	(0.02)	—	(0.02)	—
Net investment (gain) loss	(0.01)	0.01	(0.02)	(0.02)
Realized gain on investments included in net investment (gain) loss above	—	0.05	—	0.05
Transaction costs related to acquisitions	—	—	—	—
Foreign currency effects (1)		0.01		0.01
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.49	$1.40	$4.12	$3.58
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Cash Provided by Operations	$229,262	$173,401	$465,174	$355,602
Capital Expenditures	(66,550)	(76,187)	(210,416)	(231,199)
Free Cash Flow	$162,712	$97,214	$254,758	$124,403

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending December 31,
	Expected 2024	2023

Income before Income Taxes		$80,629

Adjustments:
Restructuring initiatives		25,376
Net investment loss		426
Transaction costs related to acquisitions		225
Foreign currency effects (1)		2,206
Adjusted Earnings before Income Taxes		$108,862

Provision for Income Taxes		$18,384

Adjustments:
Restructuring initiatives		6,769
Net investment loss		104
Transaction costs related to acquisitions		56
Foreign currency effects (1)		503
Adjusted Provision for Income Taxes		$25,816

Net Loss Attributable to Noncontrolling Interests		$110

Net Income Attributable to AptarGroup, Inc.		$62,355

Adjustments:
Restructuring initiatives		18,607
Net investment loss		322
Transaction costs related to acquisitions		169
Foreign currency effects (1)		1,703
Adjusted Net Income Attributable to AptarGroup, Inc.		$83,156

Average Number of Diluted Shares Outstanding		67,131

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$0.93

Adjustments:
Restructuring initiatives		0.28
Net investment loss		—
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.03
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.22 - $1.30	$1.24
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using spot rates as of September 30, 2024 for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the fourth quarter of 2024, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 20% to 22%. This tax rate range compares to our fourth quarter of 2023 effective tax rate of 23% on reported earnings per share and 24% on adjusted earnings per share.